                                                                    EXHIBIT 9(a)

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                                THE BAUPOST FUND

                                       and

                       STATE STREET BANK AND TRUST COMPANY













Domestic/Trust

                                TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----

         1.       Terms of Appointment; Duties of the Bank........................................................1

         2.       Fees and Expenses...............................................................................3

         3.       Representations and Warranties of the Bank......................................................3

         4.       Representations and Warranties of the Fund......................................................4

         5.       Data Access and Proprietary Information.........................................................4

         6.       Indemnification.................................................................................6

         7.       Standard of Care................................................................................7

         8.       Covenants of the Fund and the Bank..............................................................8

         9.       Termination of Agreement........................................................................8

         10.      Assignment......................................................................................9

         11.      Amendment.......................................................................................9

         12.      Massachusetts Law to Apply......................................................................9

         13.      Force Majeure...................................................................................9

         14.      Consequential Damages..........................................................................10

         15.      Merger of Agreement............................................................................10

         16.      Limitations of Liability of the Trustees
                  and Shareholders...............................................................................10

         17.      Counterparts...................................................................................10

         18.      Reproduction of Documents......................................................................10


                      TRANSFER AGENCY AND SERVICE AGREEMENT


AGREEMENT made as of the 31st day of October, 1997, by and between THE BAUPOST FUND, a Massachusetts business trust, having its principal office and place of business at 44 Brattle Street, Cambridge, Massachusetts 02138 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

WHEREAS, the Fund desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

l.       Terms of Appointment; Duties of the Bank

1.1 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for the Fund's authorized and issued shares of its beneficial interests ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund.

1.2      The Bank agrees that it will perform the following services:

                  (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

                                    (i) Receive orders for the purchase of
                           Shares by Shareholders from The Baupost Group, Inc. and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund (the "Custodian");

                                    (ii) Pursuant to purchase orders, issue the
                           appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                                    (iii) Receive redemption requests and
                           redemption directions by

                           Shareholders from The Baupost Group, Inc. and deliver the appropriate documentation thereof to the Custodian;

                                    (iv) At the appropriate time as and when it
                           receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders and as permitted by the prospectus;

                                    (v) Effect transfers of Shares by the
                           registered owners thereof upon receipt of appropriate instructions;

                                    (vii) Prepare and transmit payments for
                           dividends and distributions declared by the Fund;

                                    (ix) Maintain records of account for and
                           advise the Fund and its Shareholders as to the foregoing; and

                                    (x) Record the issuance of shares of the
                           Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Bank shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares to take cognizance of any laws relating to the issue or sale of such Shares.

         (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall perform the following customary services of a transfer agent, dividend disbursing agent, and, as relevant, agent in connection with accumulation, open-account or similar plans: maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing to The Baupost Group, Inc. for forwarding to Shareholders confirmation forms and statements of account for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing to The Baupost Group, Inc. for forwarding to Shareholders activity statements for Shareholders, and providing

Shareholder account information to The Baupost Group, Inc., which will communicate directly with Shareholders.

                  (c) In addition, the Fund shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each state and (ii) verify the establishment of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Bank for the Fund's blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

                  (d) Procedures as to who shall provide certain of these services in Section 1 may be established from time to time by agreement between the Fund and the Bank per the attached service responsibility schedule. The Bank may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

                  (e) The Bank shall provide additional services on behalf of the Fund (i.e., escheatment services) which may be agreed upon in writing between the Fund and the Bank.

2.       Fees and Expenses

2.1 For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section
         2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

2.2 In addition to the fee paid under Section 2.1 above, the Fund agrees to reimburse the Bank for reasonable and documented out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund will be reimbursed by the Fund.

2.3 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

3.       Representations and Warranties of the Bank

The Bank represents and warrants to the Fund that:

3.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

3.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement and the performance of its duties hereunder will not violate the provisions of any other agreement to which it is bound.

3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.       Representations and Warranties of the Fund

The Fund represents and warrants to the Bank that:

4.1 It is a business trust duly organized and existing under the laws of The Commonwealth of Massachusetts.

4.2 It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.3 All corporate proceedings required by said Agreement and Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4 It is an open-end, non-diversified management investment company registered under the

         Investment Company Act of 1940, as amended.

4.5 A registration statement of the Fund has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, is currently effective, and will remain effective and appropriate state securities law filings have been made and will continue to be made with respect to all Shares of the Fund being offered for sale and for Shares of the Fund sold.


5.       Data Access and Proprietary Information

5.1 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Bank as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank or a third party, if any, ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or a third party, if any. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

                  (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

                  (b) to refrain from copying or duplicating in any way the Proprietary Information;

                  (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

                  (d) to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Bank;

                  (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties; and

                  (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any earlier termination of this Agreement.

5.2 If the Fund notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.3 If the transactions available to the Fund include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Bank shall be entitled to rely on the reasonable validity and authenticity of such instruction without undertaking any further inquiry (provided that no circumstances exist that would make the lack of further inquiry unreasonable) as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

6.       Indemnification

6.1 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                  (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement; provided, that the Bank's actions are taken in good faith and without negligence, misfeasance, or willful misconduct.

                  (b) The Fund's lack of good faith, negligence or willful misconduct.

                  (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar; provided, that the Bank's actions are taken in good faith and without negligence, misfeasance or willful misconduct. . (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests of the Fund, unless the Bank or its agent or subcontractors receives clear written later instructions to the contrary; provided, that the Bank's actions are taken in good faith and without negligence, misfeasance or willful misconduct. . (e) The offer or sale of Shares in violation of federal or state securities laws or that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares.

                  (f) The negotiation and processing by the Bank of checks not made payable to the order of the Bank, the Fund, the Fund's investment adviser, transfer agent or distributor or the retirement account custodian or trustee for a plan account investing in Shares, which checks are tendered to the Bank for the purchase of Shares (i.e., checks made payable to prospective or existing Shareholders, such checks are commonly known as "third party checks") ; provided, that the Bank's actions are taken in good faith and without negligence, misfeasance or willful misconduct. .

6.2 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the opinion of such counsel; provided, however that such counsel has been selected with reasonable care. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

6.3 Upon the assertion of a claim for which the Fund may be required to indemnify the Bank, the Bank shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim; provided, however, that the failure to so advise, identify or notify the Fund shall not in any way limit the Fund's liability for indemnification under this Agreement with respect to any such claim to the extent that the defense thereof is not materially prejudiced by such failure. The Fund shall have the option to participate with the Bank in the defense of such claim or, upon acknowledging to the Bank in writing that the claim is such that the Fund is required to indemnify the Bank, to defend against said claim in its own name or in the name of the Bank. In the event the Fund assumes control of any such defense proceeding, the Fund shall keep the Bank notified of the progress of such proceeding and, upon request, consult with the Bank and counsel to the Bank. The Fund shall not settle or compromise any proceeding without the prior written consent of the Bank unless (i) such settlement or compromise involves no admission or guilt, wrongdoing, or any obligations or restrictions on the Bank other than obligations to pay money that are subject to the indemnity under this Agreement, and (iii) the Fund shall have paid, or made arrangements satisfactory to the Bank for payment of amounts payable by the Bank in connection with such settlement. The Bank shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify the Bank except with the Fund's prior written consent.

7.       Standard of Care

         The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, misfeasance, bad faith, or willful misconduct.

8.       Covenants of the Fund and the Bank

8.1      The Fund shall promptly furnish to the Bank the following:

                  (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

                  (b) A copy of the Agreement and Declaration of Trust and By-Laws of the Fund and all amendments thereto.

8.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

8.4 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

8.5 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the

         Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.       Termination of Agreement

9.1 This Agreement may be terminated by either party upon sixty (60) days written notice to the other.

9.2 Should the Fund exercise its right to terminate, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Fund.

10.      Assignment

10.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

10.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

10.3 The Bank may, with the consent of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS"), which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2) or
         (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

11.      Amendment

         This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

12.      Massachusetts Law to Apply

         This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

13.      Force Majeure

         In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.      Consequential Damages

         Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

15.      Merger of Agreement

         This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.      Limitations of Liability of the Trustees and Shareholders

         A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

17.      Counterparts

         This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

18.      Reproduction of Documents

         This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


ATTEST:                               THE BAUPOST FUND


                                      By /s/ Paul Gannon
                                         ------------------------------------
Name:                                        Name: Paul Gannon
Title:                                       Title: Vice President



ATTEST:                               STATE STREET BANK AND TRUST
COMPANY


/s/ Thomas M. Lenz                    By /s/ Ronald E. Logue
---------------------                    ------------------------------------
Thomas M. Lenz                              Ronald E. Logue
Vice President                              Executive Vice President

                       STATE STREET BANK AND TRUST COMPANY
                          FUND SERVICE RESPONSIBILITIES


Service Performed                                     Responsibility
                                                      Bank            Fund

1.     Receive orders for the purchase                   NO              YES
       of Shares.

2.     Issue Shares and hold Shares in
       Shareholders accounts.                            YES             NO

3.     Receive redemption requests.                      NO              YES

4.     Effect transactions 1-3 above
       directly with broker-dealers.                     N/A             N/A

5.     Pay over monies to redeeming
       Shareholders.                                     YES             NO

6.     Effect transfers of Shares.                       YES             NO

7.     Prepare and transmit dividends
       and distributions.                                YES             NO

8.     Issue Replacement Certificates.                   N/A             N/A

9.     Reporting of abandoned property.                  N/A             N/A

10.    Maintain records of account.                      YES             NO

Service Performed
                                                       Responsibility
                                                       Bank           Fund
11.    Maintain and keep a current and
       accurate control book for each
       issue of securities.                               N/A            N/A

12.    Mail proxies.                                      NO             YES

13.    Mail Shareholder reports.                          NO             YES

14.    Mail prospectuses to current                       NO             YES
       Shareholders.

15.    Withhold taxes on U.S. resident
       and non-resident alien accounts.                   YES            NO

16.    Prepare and file U.S. Treasury
       Department forms.                                  YES            NO

17.    Prepare account and
       confirmation statements for
       Shareholders.                                      YES            NO

18.    Mail account and confirmation
       statements to Shareholders.                        NO             YES

19.    Provide Shareholder account
       information to Shareholders.                       NO             YES

20.    Blue sky reporting.                                NO             YES


* Such services are more fully described in Section 1.2 (a), (b) and (c) of the Agreement.

ATTEST:                             THE BAUPOST FUND


                                    BY: /s/ Paul Gannon
                                       -----------------------------------------
Name:                                      Name: Paul Gannon
                                           Title: Vice President





ATTEST:                             STATE STREET BANK AND TRUST
COMPANY


/s/ Thomas M. Lenz                  BY: /s/ Ronald E. Logue
                                       -----------------------------------------
Thomas M. Lenz                            Ronald E. Logue
Vice President                            Executive Vice President